Exhibit 4.17

ESCROW AGREEMENT

THIS AGREEMENT (this “Agreement”) is made this May [__], 2019 by and among Chanticleer Holdings, Inc., a Delaware corporation (the “Issuer”), whose name and address appears on the Information Sheet (as defined herein) attached to this Agreement and Securities Transfer Corporation, a Texas corporation with its principal address at, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093 (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement (the “Registration Statement”) covering a proposed offering of subscription rights (the “Rights”) as described on the Information Sheet (the “Rights Offering”);

WHEREAS, the Issuer is distributing, at no charge, to holders of record on June 7, 2019 of its common stock and certain warrants to purchase shares of its common stock, non-transferrable subscription rights to purchase shares of the Issuer’s common stock, $0.0001 par value per share (the “Shares”), at the subscription price of $[_____] per Share, for a maximum of $16.0 million of subscription proceeds;

WHEREAS the parties propose to establish an Escrow Account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent in connection with such Rights Offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account and the terms are subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has agreed to establish a special Bank Account with EagleBank (the “Bank”) into which the subscription monies, which are received by the Escrow Agent and credited to the Escrow Account are to be deposited.

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.	Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement and is incorporated by reference herein and made a pact hereof (the “Information Sheet”).

2.	Establishment of the Bank Account

a)	The Escrow Agent shall establish a non-interest bank account at the branch of the Bank selected by the Escrow Agent (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks or wire transfers) which are received from prospective purchasers of the Shares and are delivered to the Escrow Agent, (b) the holding of amounts of subscription monies which are collected through the banking system, and (c) the disbursement of collected funds, all as described herein.

1

b)	On or before the date of the initial deposit in the Bank Account pursuant to this Agreement, the Issuer shall notify the Escrow Agent in writing of the effective date of the Registration Statement (the “Effective Date”), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.

c)	The Initial Offering Period, which shall be deemed to commence on the Effective Date, shall consist of the number of calendar days or business days set forth on the Information Sheet. The Initial Offering Period shall be extended by an Extension Period only if the Escrow Agent shall have received written notice thereof at least three (3) business days prior to the expiration of the Initial Offering Period. The Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Initial Offering Period, shall consist of the number of calendar days or business days set forth in such written notice, but in no event more than that number of calendar days or business days set forth on the Information Sheet. The last day of the Initial Offering Period, or the last day of the Extension Period (if the Escrow Agent has received written notice thereof as hereinabove provided), is referred to herein as the “Termination Date.” Except as provided in Section 4(c) hereof, after the Termination Date the Escrow Agent shall not accept any additional amounts representing payments by prospective purchasers.

3.	Deposits to the Bank Account.

a)	All monies in the form of checks or wire transfers which the Escrow Agent receives from or on behalf of prospective purchasers of the Shares shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “STC as Rights Agent for Chanticleer Holdings, Inc.” Any check payable other than to the Escrow Agent as required hereby shall be returned to the prospective purchaser (together with any Subscription Information, as defined below or other documents delivered therewith) following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

b)	Promptly after receiving subscription monies as described in Section 3(a), the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts.” The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system. Simultaneously with each deposit to the Escrow Account, the Escrow Agent shall be given a written account with respect to each subscription, in writing, which account shall set forth, among other things, the name, address, and the tax identification number of the purchaser, the amount of Shares subscribed for by such purchase, and the aggregate dollar amount of such subscription (collectively, the “Subscription Information’).

2

c)	The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information, which at minimum shall include the name address, tax identification number and the number of Shares. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

d)	The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent’s regular business hours.

e)	Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the “Fund.”

f)	If the Rights Offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by the Issuer.

4.	Disbursement from the Bank Account.

a)	If by the close of regular banking hours on the Termination Date the Issuer informs the Escrow Agent that the Rights Offering has been terminated, (the “Termination Contingencies”), then the Escrow Agent shall promptly refund to each prospective purchaser the amount of payment received from such purchaser which is then held in the Fund or which thereafter clears the banking system, without interest thereon or deduction therefrom, by drawing checks on the Bank Account for the amounts of such payments and transmitting them to the purchasers. In such event, the Escrow Agent shall promptly notify the Issuer of its distribution of the Fund.

b)	If at any time up to the close of regular banking hours on the Termination Date the Termination Contingencies have been satisfied, the Escrow Agent shall promptly notify the Issuer of such fact in writing. The Escrow Agent shall promptly disburse the Fund, by drawing checks on the Bank Account in accordance with instructions in writing signed by the Issuer as to the disbursement of the Fund, promptly after it receives such instructions.

3

c)	Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

5.	Rights, Duties and Responsibilities of the Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

a)	The Escrow Agent shall notify the Issuer on a weekly basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

b)	The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the dealer-manager agreement or any other agreement between the Dealer-Manager and the Issuer nor shall the Escrow Agent be responsible for the performance by the Dealer-Manager or the Issuer of their respective obligations under this Agreement.

c)	The Escrow Agent shall not be required to accept any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks or wire transfers meeting the requirements of Section 3(a), nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited except as to the amount of such payments; however, the Escrow Agent shall notify the Issuer within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

d)	The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

e)	The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity or any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

4

f)	If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other, instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Fund (and any other Escrow Amounts that thereafter become part of the Fund) with the Clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Fund with the Clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

g)	The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

h)	The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

6.	Amendment: Resignation.

a)	This Agreement may be altered or amended only with the written consent of the Issuer and the Escrow Agent.

b)	The Escrow Agent may resign for any reason upon thirty (30) business days’ written notice to the Issuer. Should the Escrow Agent resign as herein provided, it shall not be required to accept any deposit, make any disbursement or otherwise dispose of the Escrow Amounts or the Fund, but its only duty shall be to hold the Escrow Amounts until they clear the banking system and the Fund for a period of not more than five (5) business days following the effective date of such resignation, at which time (a) if a successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall have been given to the resigning Escrow Agent by the Issuer and such successor escrow agent, then the resigning Escrow Agent shall pay over to the successor escrow agent the Fund, less any portion thereof previously paid out in accordance with this Agreement; or (b) if the resigning Escrow Agent shall not have received written notice signed by the Issuer and a successor escrow agent, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser without interest thereon or deduction therefrom, and the resigning Escrow Agent shall promptly notify the Issuer in writing of its liquidation and distribution of the Fund; whereupon, in either case, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer and the Dealer-Manager for any actual expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

5

7.	Representations and Warranties. The Issuer hereby represents and warrants to the Escrow Agent that:

a)	No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

b)	No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

c)	The Subscription Information submitted with each deposit shall, at the time of submission and at the time of disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Shares set forth in such Subscription Information.

d)	All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

8.	Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer agrees to reimburse the Escrow Agent for reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees. The Escrow Agent shall have a lien upon the Fund to the extent of its fees for services as Escrow Agent.

9.	Indemnification and Contribution.

a)	The Issuer agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

6

b)	If the indemnification provided for in Section 9(a) is applicable, but for any reason is held to be unavailable, the Issuer shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

c)	The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10.	Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

11.	Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Post Office, and addressed, if to the Issuer at its respective address set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above.

12.	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

13.	Execution in Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

14.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

7

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SECURITIES TRANSFER CORPORATION

BY:
NAME:
TITLE:

CHANTICLEER HOLDINGS, INC.

BY:
NAME:
TITLE:

8

EXHIBIT A

ESCROW AGREEMENT INFORMATION SHEET

The Issuer:

Name: Chanticleer Holdings, Inc.

Address: 7621 Little Avenue, Suite 414

Charlotte, NC 28226

The Dealer-Managers

Name: Chardan Capital Markets, LLC

Address: 17 State Street, Suite 2100

New York, NY 10004

Name: The Oak Ridge Financial Services Group, Inc.

Address: 701 Xenia Avenue, Suite 100

Minneapolis, MN 55416

The Rights:

Non-transferrable subscription rights to purchase shares of the Issuer’s common stock.

Conditions Required for Disbursement of the Escrow Account:

Plan of Distribution of the Rights:

Initial Offering Period: Through 5:00 p.m., Eastern time, on [_____], 2019.

Extension Period, if any: up to thirty (30) calendar days after the expiration of the Initial Offering Period.

Title of Escrow Agent:

“Securities Transfer Corporation, as Rights Agent for Chanticleer Holdings, Inc.”

Escrow Agent Fees and Charges:

$3,500.00 payable at signing of the Escrow Agreement. Includes up to 200 incoming shareholder payments. $10 per incoming shareholder payment thereafter. A fee of $500 will be payable for document review services related to each amendment/extension to the Escrow Agreement. In addition, the Escrow Agent shall be paid a fee of $250.00 for each additional escrow break beyond the Initial Escrow Break.

Distribution charges:
$4.99 per check
$100.00 per check returned (NSF) check
Bank Fees + $10 per wire